Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – November 9, 2011 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the quarter ended September 30, 2011.

Financial and Operating Summary
Summary financial information for the quarter included the following:

•	Total revenue of $161.4 million, a decrease of 2.1% compared with the third quarter of 2010;
•	Freight revenue of $126.5 million, a decrease of 9.0% compared with the third quarter of 2010;
•
Operating loss of $9.8 million and an operating ratio of 107.7%, which includes pre-tax goodwill impairment charges of $11.5 million. This compares with operating income of $8.2 million and an operating ratio of 94.1% in the third quarter of 2010; and

•
Net loss of $11.2 million, or ($0.76) per share, which includes after-tax non-cash goodwill impairment charges of $9.4 million or ($0.64) per share. This compares with net income of $1.9 million, or $0.13 per share, in the third quarter of 2010.

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments: “The non-cash goodwill impairment charge does not affect our liquidity, cash flows, day-to-day operations, competitive position, or compliance with our financial covenants in our revolving credit facility. The non-cash goodwill impairment charge amounted to $11.5 million ($9.4 million, net of a $2.1 million income tax benefit) to write off the remaining goodwill associated with several acquisitions that were made prior to 2001. We are disappointed to recognize the impairment, but realize that it does not change anything about our fundamental business operations or our future earnings potential. The remaining shortfall versus our financial results of the third quarter of 2010 is primarily attributable to a decrease in our average miles per tractor, or utilization.  The main factors impacting utilization were: (1) a decline in the freight market for our long-haul service offering, which also drove a drop in the number of teams we operated compared with the 2010 quarter; (2) reduced efficiency of loading trucks and freight optimization related to the early July implementation of our new enterprise management software at our largest operating subsidiary, Covenant Transport, together with a related increase in our number of unseated trucks for most of the quarter; and (3) reducing unprofitable business at our Star Transportation regional truckload subsidiary as we increased pricing to profitable levels on selected lanes.  The simple fact is that we have not been getting enough freight revenue per tractor to justify serving all of our lanes. We have been working with our customers on improving this over the last year, and will continue to evaluate decisions in coordination with our customers as to which freight is worth transporting.  Then, we need to agree on rates, lanes and freight levels that make sense for both of us.”

Management Discussion—Asset-Based Operations
Mr. Parker continued, “For the quarter, total revenue in our asset-based operations decreased $0.9 million, or 0.6%, compared with the third quarter of 2010.  This decrease consisted of lower freight revenues totaling $10.0 million partially offset by higher fuel surcharge revenue totaling $9.1 million. The $10.0 million decrease in freight revenues related to a 4.6% decrease in average freight revenue per tractor per week and a 3.3% decrease of our average tractor fleet.   Average freight revenue per tractor per week declined to $3,019 during the 2011 quarter from $3,163 during the 2010 quarter due to an approximately 9.7% decrease in miles per tractor, partially offset by improved rates. Our average freight revenue per total mile increased 7.5 cents per mile (or 5.7%) compared with the third quarter of 2010. Our non-revenue miles percentage increased by 20 basis points as compared to the third quarter of 2010.

“Our asset-based operating ratio (operating expenses, net of fuel surcharge revenue, as a percentage of freight revenue) increased approximately 500 basis points to 98.9%, excluding the impact of the non-cash goodwill impairment charge.

“We felt the impact of reduced freight volumes in our long-haul service offering throughout the entire third quarter, as miles per truck decreased versus the third quarter of 2010 by approximately 12% at our Covenant Transport long-haul subsidiary. Accentuating the loss of utilization from the slower general long-haul freight market, we experienced a moderate reduction in efficiency from the implementation of our new fully-integrated operating system software as the Covenant Transport staff was trained and has worked to become proficient with a new tool used in the daily operations and administration of the employees’ respective duties. One area where our transition caused additional utilization issues related to a temporary increase in driver turnover from the middle of July through the first week of September that resulted in a higher average of unseated trucks for the third quarter of 2011 as compared to most recent quarters and the third quarter of 2010. Through the dedication of Covenant’s operations, administrative, systems and recruiting employees, as well as support from our software vendor, we had already corrected the majority of implementation issues by the end of the third quarter. And, we have seen efficiency improvements and our unseated truck count return to a pre-implementation level.

“In order to improve the profitability of our Star Transportation regional subsidiary, we have increased rates on specific lanes where we were previously below market. These actions contributed to improved operating profitability at that subsidiary as Star experienced an approximate 6% improvement in rate per total mile with an approximate 5% decrease in utilization for the third quarter of 2011, as compared to the third quarter of 2010.

“We experienced higher salaries, wages and related expenses compared to the third quarter of 2010 on a cost per mile basis.  Driver wages increased 2.6 cents per mile due to pay adjustments since the third quarter of 2010. In addition, we experienced a 1.4 cent per mile increase in workers’ compensation expense related to adverse claims development and a 1.3 cent per mile increase in group health insurance expense related to unfavorable claims experience.

“Fuel prices as measured by the Department of Energy averaged approximately $0.91/gallon (or 31%) higher in the third quarter of 2011 compared with the 2010 quarter. The overall higher prices resulted in a 1.5 cent per company mile increase in our per mile cost of fuel, net of fuel surcharge revenue, compared with the third quarter of 2010. As our trucks were moved less efficiently, more fuel was burned while sitting idle and as we experienced more empty miles as a percentage of our total miles. Since we do not collect fuel surcharge revenue related to unbilled miles, our fuel surcharge recovery diminished. We plan to continue managing our idle time and truck speeds, investing in more fuel-efficient tractors to improve our fuel miles per gallon, implementing a disciplined approach to locking in fuel hedges when deemed appropriate, and partnering with customers to adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs.

“Operations and maintenance expense increased to 13.6 cents per mile in the third quarter of 2011 from 11.1 cents per mile in the third quarter of 2010. Inflationary pressures related to tires and vehicle parts, as well as additional maintenance we were able to complete when trucks experienced lower utilization, contributed to this increase.

“These increases were partially offset by certain fixed cost decreases. During the quarter, our capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) decreased by approximately $1.3 million. The reduction of leased trailers from our fleet related to operational efficiency and improved terms on a large portion of our remaining dry van trailers under a revised lease agreement significantly contributed to this decrease. Although there is a continued strong market for used revenue equipment, we only recorded $1.0 million of gains on disposition of property and equipment in the third quarter of 2011 compared to the $1.7 million gain recognized in the third quarter of 2010 as less revenue equipment was sold in the 2011 quarter. We also experienced fixed cost decreases in communication expense and other general supplies and expenses.”

Management Discussion—Non-Asset Based Brokerage Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s freight brokerage subsidiary:  “Our brokerage subsidiary operating income increased in the third quarter of 2011 compared to the 2010 quarter. For the quarter, Solutions’ total revenue decreased 27.0%, to $6.8 million from $9.3 million in the same quarter of 2010.  This decrease in revenue related primarily to the termination of certain agent and customer relationships during 2010, which had contributed lower margin revenue during the 2010 period. Solutions’ net revenue (total revenue less purchased transportation) for the quarter increased 33.5% compared to the 2010 quarter.  Our gross margins improved as purchased transportation was 75.1% of total revenue in the current quarter, down from 86.4% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue increased to 17.6% of total revenue in the third quarter of 2011 from 11.3% of total revenue in the third quarter of 2010, as agent fees increased as a percentage of total revenues. The result of the above was operating income of $493,000 and an operating ratio of 92.7%, compared with operating income of $213,000 and an operating ratio of 97.7% in the third quarter of 2010.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At September 30, 2011, our total balance sheet debt and capital lease obligations, net of cash, were $229.2 million, and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $49.5 million, including the residual value guarantees under those leases.  At September 30, 2011, our stockholders’ equity was $87.8 million, and our tangible book value was $86.9 million, or $5.90 per basic share.  Since the end of 2010, the Company's balance sheet debt and capital lease obligations, net of cash, have increased by $13.4 million, while the present value of financing provided by operating leases has increased by approximately $2.1 million.  At September 30, 2011, our ratio of net debt to total balance sheet capitalization was 70.2%. “With a relatively young average fleet age of 20 months at September 30, 2011, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements. We had $23.41 million of available borrowing capacity under our revolving credit facility at September 30, 2011. In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers and other available financing to fund our expected tractor purchases in 2011. Our 49% equity investment in Transport Enterprise Leasing contributed approximately $0.4 million of pre-tax income in the third quarter.  We were in compliance with our amended financial covenant at September 30, 2011."

Credit Facility Amendment
M. David Hughes, the Company's Senior Vice President and Treasurer, offered the following comments concerning an amendment to the Company's primary credit facility:  “We previously announced the completion of the amendment to the Company’s $85 million revolving credit facility, dated October 24, 2011. The amendment is retroactive to October 1, 2011.  The primary effects of the amendment were as follows:

•
To amend the definition of fixed charges to eliminate non-cash items related to real estate amortization and eligible revenue equipment amortization that amounted to approximately $9.7 million in the 12 months ended September 30, 2011, which would have resulted in a fixed charge coverage ratio of 1.06 had it been in effect for the 12 months ended September 30, 2011;

•	To add a maximum leverage ratio covenant ratio of 4.35, which would have been 3.77 if it had been applicable at September 30, 2011;
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To retain the existing pricing grid unless availability falls below $10.0 million, in which case an extra 25 basis points would be added to bring the interest rate to LIBOR plus 3.25% for that pricing tier; and

•	To impose a 25 basis point amendment fee ($212,500).

We appreciate the support of our lenders in achieving this amendment on a prompt and mutually satisfactory basis."

Conference Call Information
The Company will host a live conference call tomorrow, November 10, 2011, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 334-323-7224 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 44003451. In addition, you will be able to listen to the audio replay for an extended period of time on our investor website, under the icon "Audio Archives". For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctginvestor.com under the icon "News Releases."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our management of idle time and truck speeds, investment in more fuel-efficient tractors, implementation of fuel hedges and fuel surcharges, equipment purchases and disposals, our evaluation of our tractor replacement cycle and new tractor purchase requirements, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer                                                                                  (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                           (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
($000s, except per share data)	2011	2010	% Change	2011	2010	% Change
Freight revenue	$126,482	$138,964	-9.0%	$384,530	$409,692	-6.1%
Fuel surcharge revenue	34,936	25,848		106,144	76,110
Total revenue	$161,418	$164,812	-2.1%	$490,674	$485,802	1.0%

Operating expenses
Salaries, wages, and related expenses	52,458	53,235		158,673	161,014
Fuel expense	52,324	44,547		159,297	130,752
Operations and maintenance	11,623	10,879		32,511	31,267
Revenue equipment rentals and
purchased transportation	15,800	18,228		45,237	55,112
Operating taxes and licenses	3,019	2,996		9,135	8,406
Insurance and claims	7,801	8,667		27,683	24,379
Communications and utilities	1,312	1,361		3,895	3,602
General supplies and expenses	3,572	3,935		11,421	12,575
Depreciation and amortization, including gains and
losses on disposition of equipment	11,724	12,792		33,503	38,665
Goodwill impairment charge	11,539	-		11,539	-
Total operating expenses	171,172	156,640		492,894	465,772
Operating income (loss)	(9,754)	8,172		(2,220)	20,030
Other (income) expenses:
Interest expense	4,102	4,140		12,123	12,383
Interest income	-	-		(32)	(1)
Other	(41)	60		(84)	18
Other expenses, net	4,061	4,200		12,007	12,400
Equity in income/(loss) of affiliate	350	-		475	-
Income (loss) before income taxes	(13,465)	3,972		(13,752)	7,630
Income tax expense (benefit)	(2,252)	2,088		(1,730)	5,033
Net income (loss)	$(11,213)	$1,884		$(12,022)	$2,597

Basic earnings (loss) per share	$(0.76)	$0.13		$(0.82)	$0.18
Diluted earnings (loss) per share	$(0.76)	$0.13		$(0.82)	$0.18
Basic weighted average shares outstanding (000s)	14,719	14,499		14,678	14,318
Diluted weighted average shares outstanding (000s)	14,719	14,609		14,678	14,383

	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
	2011	2010	% Change	2011	2010	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$119,710	$129,683	-7.7%	$363,846	$379,343	-4.1%
Covenant Transport Solutions non-asset based revenues	6,772	9,281	-27.0%	20,684	30,349	-31.8%
Freight revenue	$126,482	$138,964	-9.0%	$384,530	$409,692	-6.1%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.547	$1.460	6.0%	$1.510	$1.433	5.4%
Average freight revenue per total mile	$1.399	$1.324	5.7%	$1.370	$1.297	5.6%
Average freight revenue per tractor per week	$3,019	$3,163	-4.6%	$3,066	$3,145	-2.5%
Average miles per tractor per period	28,354	31,407	-9.7%	87,299	94,528	-7.6%
Weighted avg. tractors for period	3,017	3,119	-3.3%	3,043	3,093	-1.6%
Tractors at end of period	3,000	3,134	-4.3%	3,000	3,134	-4.3%
Trailers at end of period	7,306	7,471	-2.2%	7,306	7,471	-2.2%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2011	12/31/2010
Total assets	$429,830	$432,366
Total equity	$87,817	$100,698
Total balance sheet debt, net of cash	$229,193	$215,798
Net Debt to Capitalization Ratio	72.3%	68.2%
Tangible book value per basic share	$5.90	$6.05

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